Exhibit (a)(5)

Discounted Stock Options, Section 409A, and Forrester's Tender Offer November 14, 2007

Objectives Explain the tax law affecting certain discounted stock options Explain the actions Forrester is taking Explain your choices and the participation requirements

Why are we here today? Tax laws that apply to deferred compensation may negatively affect some of your unexercised stock options Forrester's solution requires your participation No requirement to participate, but if you do not, you may have adverse income tax consequences for which you will be solely responsible

What is the Internal Revenue Code provision causing the problem?

§ 409A § 409A is a set of tax rules for items considered to be deferred compensation Stock options with an exercise price of less than market value on the grant date are considered to be deferred compensation The consequences of § 409A are: Potential income taxation prior to exercise 20% additional federal tax Interest penalty

Which options are affected? Options with an exercise price below the stock's fair market value ("FMV") on the correct grant date for accounting purposes ("Discounted Options") § 409A applies only to portions of options that vest after December 31, 2004 Options that vested prior to January 1, 2005 are not subject to § 409A (and thus will not be affected)

How did I get Discounted Options? In certain instances, when a grant was made, the Company had not taken all the steps necessary to establish a measurement date for accounting purposes If the exercise price was lower than the FMV on the adjusted grant date, then the options are considered discounted

Example 10,000 options granted December 12, 2003 (no exercises to date) Option exercise price = $16.50 FMV at correct grant date = $18.50 Vesting Schedule 2,500 options vest on December 12, 2004 2,500 options vest on December 12, 2005 2,500 options vest on December 12, 2006 2,500 options vest on December 12, 2007 Conclusion 7,500 options in this grant are subject to § 409A because the options (1) were granted at less than FMV on the grant date, (2) vest after December 31, 2004, and (3) have not been exercised to date

What is the solution?

Forrester's Solution: Tender Offer Forrester will: Offer to amend your affected options to increase the exercise price, AND Provide a cash payment in January 2008 to compensate you for this exercise price increase Only unexercised Discounted Options that vest after December 31, 2004 ("Eligible Options") will be subject to the offer

Forrester's Solution: Tender Offer Amend Eligible Options to increase the exercise price New exercise price will be the lower of the FMV on the adjusted grant date or the closing stock price on the day following the conclusion of the tender offer There is one exception that we discuss on the next slide All other terms will remain the same (including number of shares, vesting schedule, and expiration date) Make a cash payment Equal to 105% of the difference between the original exercise price and the corrected exercise price multiplied by the number of shares subject to options that are tendered To be made in the first payroll cycle in January 2008 per IRS requirement (3) Offer is made to all affected employees by a tender offer that must be filed with the SEC

One Exception-Replacement Instead of Amendment Applies if the closing stock price on the day following the conclusion of the tender offer is equal to or lower than the current exercise price of your option Instead of being amended, your option will be replaced with a new option Only the grant date will change Same vesting schedule and expiration date No increase in exercise price No cash payment

Examples Assume closing stock price is $23.00 on the day following conclusion of Tender Offer # of Shares Original Exercise Price FMV on Adjusted Grant Date Adjusted Exercise Price Cash Payment 1,000 $15 $18 $18 $3,150 1,000 $21 $24 $23 $2,100 1,000 $24 $25 $24 (no change) None

Eligibility for the Tender Offer Must be an employee and a US taxpayer as of the close of the Tender Offer Eligible Options Are Discounted Options Vest after December 31, 2004 Are unexercised and unexpired as of the close of the Tender Offer All of your Eligible Options must be tendered for amendment

What if I do nothing?

What if I do nothing? Tax Consequences Potential federal income taxation prior to exercise 20% additional federal income tax Potential federal interest and penalties Potential adverse tax consequences from the year of vesting until exercise or expiration of the options subject to § 409A This solution is a one-time offer to prevent future adverse tax consequences

How do I participate?

Tender Offer Timeline Tender Offer Begins: When Forrester is up to date on SEC filings Tender Offer Ends: 20 Business Days after commencement (unless extended) Offer can be accepted only through GoForr Participation is voluntary

Tender Offer Documents and Individual Election Forms Your individual election form (including a list of your Eligible Options, potential cash payments, and the election agreement) will be available on GoForr The GoForr site will contain instructions on how to accept the offer

Sample Eligible Option Table Grant Date Number of Shares Subject to Offer Original Exercise Price (OEP) Adjusted Grant Date Price (AGDP) If the Closing Price is... If the Closing Price is... If the Closing Price is... If the Closing Price is... If the Closing Price is... If the Closing Price is... Grant Date Number of Shares Subject to Offer Original Exercise Price (OEP) Adjusted Grant Date Price (AGDP) $16.28 or lower $16.28 or lower $16.29 to $18.79 $16.29 to $18.79 $18.80 or higher $18.80 or higher Grant Date Number of Shares Subject to Offer Original Exercise Price (OEP) Adjusted Grant Date Price (AGDP) ...then the Adjusted Exercise Price and Cash Bonus will be: ...then the Adjusted Exercise Price and Cash Bonus will be: ...then the Adjusted Exercise Price and Cash Bonus will be: ...then the Adjusted Exercise Price and Cash Bonus will be: ...then the Adjusted Exercise Price and Cash Bonus will be: ...then the Adjusted Exercise Price and Cash Bonus will be: Grant Date Number of Shares Subject to Offer Original Exercise Price (OEP) Adjusted Grant Date Price (AGDP) Price Cash Price Cash Price Cash 1/30/2002 7,500 $16.28 $18.80 $16.28 $0.00 Closing Price $78.75 to $19,766.25 $18.80 $19,845.00

When can I exercise my options?

Exercise of Options During the Tender Offer You may exercise any of your vested options once the Company is current in its SEC reporting requirements, whether or not they are subject to the Tender Offer But, we have taken your affected option grants off-line Applies to the entire option grant, even if only a portion of the grant is subject to § 409A These grants will not be visible or accessible electronically in your E*TRADE account during the Tender Offer If you wish to exercise any of these options before the end of the Tender Offer, please contact Jennifer Leeds for assistance

Exercise of options during tender offer Remember: If you exercise the portion of an affected option subject to Section 409A, you will no longer be able to tender it and you will be solely responsible for any adverse tax consequences associated with the exercise If you have other vested options that are not part of the tender offer, you will be able to view them and exercise through E*TRADE

Tax Advice Taxation of stock option transactions can be very complicated Company policy prohibits any employees from providing personal income tax advice to any other employee This presentation is general and you should consult with your personal tax advisor for advice relevant to your specific situation

Important Information This presentation is for informational purposes only and is not an offer to purchase or the solicitation of an offer to sell any securities. The solicitation and the offer to amend will be made only pursuant to an offer to amend and related materials that Forrester Research, Inc. will file with the Securities and Exchange Commission (SEC). You will be notified when the tender offer commences. Option holders who are eligible to participate in the tender offer should read the offer to amend and the related materials carefully when they are available because they contain important information about the tender offer. Option holders may obtain these materials free of charge from the SEC's website at www.sec.gov or from Forrester Research, Inc.

Circular 230 Disclaimer Notice Any tax advice included in this presentation was not intended or written to be used, and it cannot be used by the taxpayer, for the purpose of avoiding any penalties that may be imposed by any governmental taxing authority or agency; This tax advice was written to support the promotion of the matter addressed by the presentation; and The taxpayer should seek advice based on the taxpayer's particular circumstances from an independent tax advisor.